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                                                                      Exhibit 21



                                STERLING BANCORP

                         Subsidiaries of the Registrant


Sterling Banking Corporation

Sterling National Bank

   Sterling Factors Corporation

   Sterling National Mortgage Company, Inc.

   Sterling National Servicing, Inc.

   Sterling Holding Company of Virginia, Inc.

     Sterling Real Estate Holding Company Inc.